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                                                                    Exhibit 10.1



                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into February 19, 1999 and amended and restated as of September 20, 2002 (this "Agreement"), by and between Triangle Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Chris A. Rallis ("Executive").

                              W I T N E S S E T H :

         WHEREAS, Executive has been an employee of the Company since November 1, 1995;

         WHEREAS, Executive and the Company entered into an Employment Agreement dated February 19, 1999 (the "Original Employment Agreement"); and

         WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement as set forth in this Agreement and this Agreement shall replace and supersede the Original Employment Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, including the employment of Executive by the Company under this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. EMPLOYMENT. The Company hereby employs Executive as President and Chief Operating Officer. Executive hereby accepts such employment upon the terms and conditions set forth herein for the Term of the Agreement, as defined in
Section 2 hereof. While so employed, Executive agrees to devote his full time and attention to carrying out his duties and responsibilities under this Agreement and to use his best efforts, skills and abilities to further the interests of the Company. While employed by the Company, Executive may not work for any other entity, in any capacity, without the prior express written consent of the Company. Executive agrees to comply with all applicable governmental laws, rules and regulations, and policies, standards and regulations of the Company now existing or hereafter promulgated.

         2. TERM OF AGREEMENT.

                  (a) The term of this Agreement shall commence as of the date and year first above written and shall continue until December 31, 2002, unless terminated earlier as provided herein. As used in this Agreement, "Term of Agreement" means the period of time from the date and year first above written to December 31, 2002.

                  (b) Executive is currently a member of the Company's Board of Directors ("Board"). Upon the termination of this Agreement for any reason, Executive shall deliver a written notice to the Company indicating that, effective with the termination of his employment, Executive is resigning as a member of the Board.

         3. COMPENSATION.

                  (a) BASE SALARY. Executive shall commence receiving, effective January 1, 2002, a base salary of $323,604 a year ("Base Salary") less required federal and state withholdings and other authorized deductions, payable in accordance with the Company's normal payroll schedule.

                  (b) BONUS PAYMENT. On the earlier of December 1, 2002 or the date of termination of this Agreement, unless such termination is by the Company pursuant to Section 6(b) (for Cause) or by


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         Executive pursuant to Section 6(c) (voluntary termination), Executive shall receive a bonus of $113,261 (less required federal and state withholdings and other authorized deductions), which amount shall be paid in a lump sum ("Bonus Payment").

         4. OTHER BENEFITS. Executive may be eligible to participate in the Company's retirement and welfare benefit plans under the terms and conditions established by the applicable plan documents. Executive shall be entitled annually to paid vacation and other paid time off in compliance with all applicable laws and in accordance with the terms and conditions of the Company's vacation and professional leave policies, as may be amended from time to time in the Company's sole discretion.

         5. DISABILITY PAYMENTS. If Executive becomes eligible to receive benefits under any short-term or long-term disability plan or policy sponsored by the Company, then all payments and benefits provided by this Agreement, including, but not limited to, the compensation described in Section 3, will cease, and this Agreement shall terminate when Executive is considered to be a terminated employee under the applicable policies and procedures of the Company.

         6. TERMINATION OF EMPLOYMENT.

                  (a) TERMINATION OF EMPLOYMENT RELATIONSHIP. The employment relationship between the Company and Executive shall terminate automatically on December 31, 2002 or upon the termination of this Agreement by either party as provided in Section 6, whichever shall occur first.

                  (b) TERMINATION FOR CAUSE. The Board of Directors of the Company may terminate this Agreement for Cause, as defined in Section 8, upon three (3) business days written notice which shall state the reason for such termination and shall be delivered to Executive in accordance with Section 16 hereof. Upon the mailing or the delivery in person of such notice, Executive's duties and authority to act on behalf of the Company shall cease immediately and his employment shall be deemed to terminate on the date fixed in the notice.

                  (c) VOLUNTARY TERMINATION. Either the Company or Executive may voluntarily terminate this Agreement upon thirty (30) days written notice, for any reason, other than death or "Retirement," as defined in
         Section 8.

                  (d) TERMINATION UPON DEATH OR RETIREMENT. This Agreement shall terminate automatically, except as otherwise provided herein, upon Executive's death or Retirement. If this Agreement is terminated on account of Executive's Retirement, the parties shall be required to carry out any provisions hereof which contemplate performance thereof subsequent to termination and nothing contained herein shall be deemed to preclude Executive and the Company from negotiating a mutually acceptable basis upon which Executive continues his employment by the Company in a full-time or part-time capacity.

                  (e) TERMINATION FOR GOOD REASON. Executive may terminate this Agreement at any time upon three (3) business days written notice to the Company for "Good Reason," as defined in Section 8.

         7. EFFECT OF TERMINATION.

                  (a) TERMINATION FOR CAUSE. If this Agreement is terminated for Cause pursuant to Section 6(b), the Company shall pay Executive such Base Salary as Executive may be entitled to receive for services rendered prior to the effective date of such termination and for any accrued but unused vacation, including any banked vacation.

                  (b) VOLUNTARY TERMINATION BY EXECUTIVE. If Executive voluntarily terminates this Agreement pursuant to Section 6(c), the Company shall pay Executive such Base Salary as Executive may be entitled to receive for services rendered prior to the effective date of such termination and for any accrued but unused vacation, including any banked vacation.


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                  (c) TERMINATION UPON DEATH OR RETIREMENT. If this Agreement is terminated on account of Executive's death or Retirement pursuant to
         Section 6(d), the Company shall pay Executive: such Base Salary as Executive may be entitled to receive for services rendered prior to the effective date of such termination; any accrued but unused vacation, including any banked vacation. In addition, if this Agreement is terminated on account of Executive's death, all outstanding options to purchase shares of stock of the Company granted to Executive will become fully vested and exercisable, and the Company's rights to repurchase, and all other restrictions applicable to awards of restricted stock, shall lapse on the date of Executive's death, subject to the terms and conditions of the applicable plan documents and agreement(s), except that any provisions of such plan documents and agreements to the contrary notwithstanding, Executive's estate shall have until and including December 31, 2004 to exercise any outstanding option for vested shares of the Company's stock.

                  (d) TERMINATION WITHOUT CAUSE. Except as provided in Section 7(e), if this Agreement is terminated by the Company without Cause pursuant to Section 6(c), then:

                           (i) The Company shall pay Executive such Base Salary
                  as he may be entitled to receive for services rendered prior to the date of such termination (the "Payment for Services Rendered");

                           (ii) The Company shall pay Executive for any accrued
                  but unused vacation, including any banked vacation (the "Vacation Payment");

                           (iii) Subject the restrictions set forth in Sections
                  9 and 10, the Company shall pay Executive an amount equal to one-twelfth (1/12) of Executive's Base Salary each month for a period of eighteen (18) months, less required federal and state withholdings and other authorized deductions, payable in accordance with the regularly scheduled payroll of the Company beginning on or after the Release Date, as defined in Section 8 (the "Eighteen Month Payment");

                           (iv) Subject to the restrictions set forth in
                  Sections 9 and 10, if Executive timely elects to continue coverage under the Company's health care plan, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall pay Executive at the end of each month for the first eighteen (18) months beginning on the first day of the first month following the Release Date, an amount equal to Executive's monthly premium for the COBRA coverage so elected (the "COBRA Payment"). The Company's obligation under this Section 7(d)(iv) shall immediately cease at such time as Executive becomes eligible for comparable health coverage from another company. If Executive fails to notify the Company that he is eligible for other health coverage within thirty (30) days of becoming eligible for such coverage, Executive shall be considered in breach of this Agreement and shall be required to repay to the Company all payments made under this Section 7(d)(iv); and

                           (v) Subject to the restrictions set forth in Section
                  9, the Company shall accelerate the vesting of any outstanding option to purchase shares of stock of the Company granted to Executive by one (1) year, and accelerate the lapse of all repurchase rights and forfeiture restrictions applicable to any restricted stock award by one (1) year, all subject to the terms and conditions of the applicable plan documents and agreement(s), except that, any provisions of such plan documents and agreement(s) to the contrary notwithstanding, Executive shall have until and including December 31, 2004 to exercise any outstanding option for vested shares of the Company's stock.

                  (e) TERMINATION FOLLOWING A CHANGE OF CONTROL. If this Agreement is terminated following a Change of Control by the Company without Cause, by the Executive for Good Reason, or by expiration of the Term on December 31, 2002, then the Company shall pay Executive the Payment for Services Rendered and the Vacation Payment. In addition to the foregoing, and subject to the restrictions set forth in Section 9:


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                           (i) the Company shall pay Executive an amount equal
                  to one-twelfth (1/12) of Executive's Base Salary each month for a period of twenty-four (24) months, less required federal and state withholdings and other authorized deductions, (the "Twenty-Four Month Payment"), which amount shall be payable in accordance with the regularly scheduled payroll of the Company beginning on or after the Release Date, as defined in Section 8;

                           (ii) all outstanding options to purchase shares of
                  stock of the Company granted to Executive will become fully vested and exercisable, and the Company's rights to repurchase, and all other restrictions applicable to awards of restricted stock, shall lapse, all subject to the terms and conditions of the applicable plan documents and agreement(s); and

                           (iii) the Company shall pay Executive the COBRA
                  Payment. The Company's obligation under this Section 7(e)(iii) shall immediately cease at such time as Executive becomes eligible for comparable health coverage from another company. If Executive fails to notify the Company that he is eligible for other health coverage within thirty (30) days of becoming eligible for such coverage, Executive shall be considered in breach of this Agreement and shall be required to repay to the Company all payments made under this Section 7(e)(iii).

                  (f) TERMINATION UPON EXPIRATION OF AGREEMENT. If this Agreement is terminated due to the expiration of the Term as provided in Section 2:

                           (i) the Company shall pay Executive the Payment for
                  Services Rendered;

                           (ii) the Company shall pay Executive the Vacation
                  Payment;

                           (iii) subject to the restrictions in Sections 9 and
                  10, the Company shall pay Executive the Eighteen Month
                  Payment;

                           (iv) subject to the restrictions in Section 9 and 10,
                  the Company shall pay Executive the Cobra Payment. The Company's obligation under this Section 7(f)(iv) shall immediately cease at such time as Executive becomes eligible for comparable health coverage from another company. If Executive fails to notify the Company that he is eligible for other health coverage within thirty (30) days of becoming eligible for such coverage, Executive shall be considered in breach of this Agreement and shall be required to repay to the Company all payments made under this Section 7(f)(iv); and

                           (v) subject to the restrictions set forth in Section
                  9, the Company shall accelerate the vesting of any outstanding option to purchase shares of stock of the Company granted to Executive by one (1) year, and accelerate the lapse of all repurchase rights and forfeiture restrictions applicable to any restricted stock award by one (1) year, all subject to the terms and conditions of the applicable plan documents and agreement(s), except that any provisions of such plan documents and agreements to the contrary notwithstanding, Executive shall have until and through December 31, 2004 to exercise any outstanding option for vested shares of the Company's stock.

                  (g) Notwithstanding the foregoing, except as otherwise specified in Section 25, nothing herein shall be construed to entitle Executive to any severance benefits beyond those specified in this Section, and the severance benefits described in this Section are in lieu of any other severance benefits which may be offered by the Company, whether by the terms of this Agreement or otherwise, to any employee.

                  (h) Notwithstanding the foregoing, the Company shall have the right to waive or accelerate any applicable notice period for termination of this Agreement and may terminate this Agreement immediately upon payment to Executive of an amount which the Company determines, in its sole discretion and in good faith, to be equal to the amount of Base Salary Executive would have received if notice had not been waived or accelerated by the Company.


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         8. DEFINITIONS.

                  (a) For purposes of this Agreement, "Cause" shall be defined as:

                           (i) Executive being formally charged with the
                  commission of a felony, or being convicted of a misdemeanor involving moral turpitude.

                           (ii) Executive's demonstrable fraud or dishonesty.

                           (iii) Executive's use of illegal drugs or any illegal
                  substance, or his use of alcohol in any manner that materially interferes with the performance of his duties under this Agreement.

                           (iv) Executive's intentional, reckless or grossly
                  negligent conduct detrimental to the best interests of the Company, including without limitation, any misappropriation or unauthorized use of the Company's property or improper disclosure of confidential information.

                           (v) Executive's failure to perform material duties
                  under this Agreement if such failure has continued for twenty
                  (20) days after Executive has been notified in writing by the Company of the nature of Executive's failure to perform.

                           (vi) Executive's chronic absence from work for
                  reasons other than illness.

                           (vii) Executive's violation of the Company's policy prohibiting sexual harassment.

                           (viii) Executive's violation of the Company's policy
                  prohibiting unlawful discrimination.

                  (b) For purposes of this Agreement, "Change of Control" shall be deemed to have occurred if:

                           (i) ASSUMPTION OR ASSIGNMENT. A merger or asset sale
                  occurs in which this Agreement is assumed or assigned;

                           (ii) TENDER OFFER OR ACQUISITION. Any "person" as
                  defined in Section 3(a)(9) of the United States Securities Exchange Act of 1934 (the "Act"), including a "group" (as that term is used in sections 13(d)(3) and 14(d)(2) of the Act), but excluding the Company and any Executive benefit plan sponsored or maintained by the Company, including any trustee of such plan acting as trustee, who:

                                    (1) makes a tender or exchange offer for any
                           shares of the Company's stock pursuant to which at least fifty percent (50%) of the Company's stock is purchased; or

                                    (2) together with its "affiliates" and
                           "associates" (as those terms are defined in Rule 12b-2 under the Act) becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Act) of at least fifty percent (50%) of the Company's stock;

                           (iii) MERGER OR CONSOLIDATION. The shareholders of the Company approve one of the following transactions to which the Company is a party:

                                    (1) a merger or consolidation in which
                           securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or


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                                    (2) the sale, transfer or other disposition
                           of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company; or

                           (iv) CHANGE IN BOARD. When, during the Term of
                  Agreement, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death or retirement to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of the Term of Agreement shall be deemed to have satisfied such requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of the Term of Agreement, or by prior operation of this Section.

                  (c) For purposes of this Agreement, "Good Reason" shall mean the termination of Executive's employment by Executive following a Change of Control on account of (i) a change in Executive's position with the Company which materially reduces his level of responsibility;
         (ii) a reduction in Executive's level of compensation (including base salary, fringe benefits and participation in any corporate performance based bonus or incentive programs) by more than fifteen percent (15%); or (iii) a relocation of Executive's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company, without Executive's consent.

                  (d) "Release Date" shall mean the date on which the Release, as defined in Section 9, is effective, which date shall be set forth in the Release.

                  (e) For purposes of this Agreement, "Retirement" shall occur at the Executive's election, exercisable by ninety (90) days prior written notice, at the end of any fiscal year during which or after Executive attains age seventy (70), or age fifty-five (55) and fifteen
         (15) years of continuous service.

         9. CONDITION OF PAYMENT OF BENEFITS.

                  (a) Executive agrees that he shall be entitled to the Eighteen Month Payment, the COBRA Payment, the Twenty-Four Month Payment and the benefits under the terms of Sections 7(d)(v), 7(e)(ii) and 7(f)(v), as applicable, only if he timely executes a complete and general release in a form substantially comparable to the release set forth in EXHIBIT A hereto and incorporated herein by reference or in such other comparable form as is determined by the Company in good faith to be advisable due to legitimate legal or business needs of the Company, so long as any such changes are consistent with the intent of this Agreement and EXHIBIT A (the "Release"). The Release shall contain a release by Executive and any beneficiary of Executive entitled to receive all or any portion of the benefits specified in such Sections of any claims arising from Executive's employment or association with the Company or otherwise existing against the Company and its officers, directors, agents, employees, shareholders, and representatives at the time of execution of the release. The Company agrees to prepare and deliver to Executive for execution the Release promptly following the termination of employment. Notwithstanding any other provision set forth herein, if the Executive elects not to execute the Release, then Executive shall have no entitlement to the Eighteen Month Payment, the COBRA Payment, the Twenty-Four Month Payment, or the benefits under Sections 7(d)(v), 7(e)(ii) and 7(f)(v), as applicable, and Executive shall be entitled only to payment of an amount equal to one-twelfth (1/12) of Executive's Base Salary in effect at the time of the termination, less required federal and state withholdings and other authorized deductions, which amount shall be payable in a lump sum in accordance with the regularly scheduled payroll of the Company. In addition, if Executive elects not to execute the Release and he has received the Bonus Payment, then he shall be required to repay the entire Bonus Payment amount to the Company within thirty (30) days of the termination of his employment.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, in the event that Section 10(d)(i) of this Agreement, to the extent applicable pursuant to Section 10(e), is determined to be unenforceable due to Executive's actions, to any extent, by a court or arbitration panel, whether by


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         preliminary or final adjudication, the Company shall not be liable for the Eighteen Month Payment or the COBRA Payments payable pursuant to Sections 7(d)(iv) or 7(f)(iv).

         10. NONCOMPETITION AND NONSOLICITATION.

                  (a) NEED FOR COVENANTS. Executive acknowledges that the Company has expended, and is expected to expend, large amounts of time, money and effort in researching, developing, designing and testing its products, developing and keeping a committed management team. Executive acknowledges and agrees that as an employee of the Company, he has had and will have access to, the benefit of, and acquire a considerable amount of know-how, confidential and proprietary information, and other valuable knowledge and goodwill with respect to the business of the Company, which knowledge, information, know-how and goodwill would be extremely detrimental to the Company if used by Executive to compete with the Company, and Executive agrees that the Company is entitled to be protected from the possibility, both during and after Executive's employment terminates, of Executive becoming associated with a business which competes with the Company. Executive further acknowledges that if he did become associated with such a business, such business would compete unfairly with the business of the Company in view of the trade secrets and confidential, proprietary information which has and will become known to the Executive by reason of being employed by the Company. Executive further acknowledges that the nature of the Company's products are such that its natural market will be worldwide because the development of drugs for the treatment of HIV/HBV diseases can be conducted worldwide and the Company's competition in the development of drugs for the treatment of HIV/HBV diseases is located throughout the world and competes in a worldwide market. Accordingly, Executive hereby agrees that the time, geographic and other restrictions contained in this Agreement are reasonable to protect the legitimate interests of the Company and do not unfairly restrict or penalize Executive.

                  (b) Executive agrees that during his employment and, for so long of the period after his employment terminates as he may elect to honor his obligations under this Section 10(b) but in any event no longer than eighteen (18) months following the termination of his employment (the "Noncompetition Period") with the Company for any reason and by any party, Executive will not within the Restricted Area defined below, directly or indirectly, engage in any other business or be a consultant to or general partner, employee, officer or director of any partnership, firm, corporation, or other entity, or act as an agent for any of the foregoing persons or entities, if (i) such other business, partnership, firm, corporation, entity or person is engaged in for-profit activity in the pharmaceutical industry within the Restricted Area, as defined below, and competes with the Company in the field of HIV or HBV diseases or such other field in which the Company has drug candidates in the clinical stage of development on the date of termination or expiration of this Agreement; and (ii) Executive performs duties in the same or similar functional area for such other business, partnership, firm, corporation, entity or person as are substantially comparable to, those performed by Executive at the Company; and (iii) Executive's duties are performed in the United States. As used in clause (i) of this Section 10(b), "competes" shall mean that such business, partnership, firm, corporation, entity or person is conducting clinical studies with respect to a proprietary drug compound or candidate (i.e., owned or licensed) in the HIV or HBV field or is marketing or co-marketing or co-promoting a drug in the HIV or HBV field.

                  (c) For purposes of this Agreement, Restricted Area, means any location within North America.

                  (d) Executive agrees that during the Term of Agreement and for the Noncompetition Period, he will not, in the Restricted Area:

                           (i) encourage or solicit any employee or consultant to the Company to leave the Company for any reason; or

                           (ii) solicit the business of any client or customer
                  of the Company (other than on behalf of the Company). However, this obligation shall not affect any responsibility Executive


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                  may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

                  (e) This Section 10 shall apply after termination of employment only in the event that (i) the Company terminates Executive's employment without Cause pursuant to Section 6(c) or (ii) this Agreement terminates due to the expiration of the Term as provided in Section 2. Accordingly, this Section 10 does not apply if (i) the Company terminates Executive's employment pursuant to Section 6(b);
         (ii) Executive voluntarily terminates his employment pursuant to
         Section 6(c); (iii) Executive terminates his employment for Good Reason pursuant to Section 6(c); (iv) the Company terminates Executive's employment without Cause following a Change of Control; or (v) Executive terminates his employment on account of Executive's Retirement pursuant to Section 6(d).

                  (f) If, for any reason, any provision of this Section 10, to the extent applicable pursuant to Section 10(e), is determined to be unenforceable due to Executive's actions, by a court or arbitration panel, whether by preliminary or final adjudication, or Executive elects not to adhere to the restrictions of Sections 10(b) or 10(d)(ii), which is his right subject to forfeiture of his eligibility for the payments and benefits described herein, the Company shall cease immediately payment of the Eighteen Month Payment and the COBRA Payments payable pursuant to Sections 7(d)(iv) or 7(f)(iv). Executive agrees to notify the Company immediately of his election not to adhere to Sections 10(b) or 10(d)(ii). If Executive fails to notify the Company within thirty (30) days of making such election, Executive shall be considered in breach of this Agreement, the Company shall have no further obligations hereunder, and Executive shall be required to repay to the Company all payments made for the Eighteen Month Payment and the COBRA Payments payable pursuant to Sections 7(d)(iv) or 7(f)(iv).

                  (g) The Noncompetition Period shall be extended for any period of time in which Executive is in violation of the provisions of Section 10 or period(s) of time required for legal action to enforce the provisions of Section 10.

                  (h) Executive acknowledges and agrees that the provisions of
         Section 10 are reasonable and necessary to protect the legitimate business interests of the Company, and are reasonable with respect to time and territory.

                  (i) In the event the duration, scope or geographic area in
         Section 10 are determined to be unenforceable by a court or arbitration panel, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which would be enforceable.

                  (j) The provisions of Section 10 shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) shall in no way affect the validity or enforceability of any other provisions (or remaining part thereof). Without limiting the foregoing, in the event any of the restrictions on competition, interference, or solicitation as set forth in Section 10 are determined to be invalid or unenforceable, the provisions of Section 10 shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) shall in no way effect the validity or enforceability of any other provision (or remaining part thereof).

                  (k) The provisions of Section 10 shall survive the termination of this Agreement and the employment relationship between the parties.

         11. REMEDIES. Executive acknowledges and agrees that any breach of
Section 10(d)(i) of this Agreement will result in irreparable damage and continuing injury to the Company. Therefore, in the event of any breach or threatened breach of Section 10(d)(i) by Executive, Executive acknowledges and agrees that the Company shall be entitled, without limiting any other available legal or equitable remedy (whether conferred by statute or otherwise), to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Executive from committing any violation or threatened violation of
Section 10(d)(i), and Executive hereby consents to the issuance of such injunction. The Company shall not be required to post any bond to obtain any such injunction. Executive agrees that all remedies available to the Company by reason of a breach of any of the foregoing


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provisions of this Agreement are cumulative and that none is exclusive and that all remedies may be exercised concurrently or consecutively at the option of the Company.

         12. ARBITRATION. The parties agree that any and all disputes that they have with one another which arise out of Executive's employment or under the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this Agreement, Executive's employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive's employment with the Company or its termination. The only claims not covered by this Section 12 are claims for benefits under the workers' compensation laws or claims for unemployment insurance benefits, which will be resolved pursuant to those laws. Binding arbitration will be conducted in Durham, North Carolina, in accordance with the rules and regulations of the American Arbitration Association. Each party will bear one half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Executive understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Notwithstanding the foregoing, the Company shall be permitted to seek injunctive relief before any court within the State of North Carolina for any alleged breach of Section 10(d)(i) of this Agreement.

         13. MODIFICATION. No modification, amendment, or alteration of any provision of this Agreement shall be effective unless contained in a written agreement signed by the parties hereto, and then such modification, amendment, or alteration shall be effective only in the specific instances and for the specific purposes for which given.

         14. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Upon prior notice to Executive, the Company may assign this Agreement to a wholly-owned subsidiary, "spin-off' Company, or other entity affiliated with the Company. Executive shall not assign his rights or obligations hereunder to any person or entity without the prior written consent of the Company.

         15. NO WAIVER. No delay or failure on the part of the Company in the exercise of any right, power, or privilege under this Agreement shall impair any such right, power, or privilege or be construed as a waiver of any default or any acquiescence therein. No waiver shall be valid against the Company unless made in writing and signed by it, and then only to the extent expressly specified therein.

         16. NOTICES. All notices and communications provided for hereunder shall be in writing and personally delivered or sent by first-class, registered, or certified mail, postage prepaid, and addressed as follows:

         If to the Company:

         Triangle Pharmaceuticals, Inc.
         Attn: Director of Human Resources
         4 University Place
         4611 University Drive
         Durham, North Carolina 27707

         If to Executive:

         To the Executive's last known address as shown on the Company's records.

Either party may change its address for notice purposes by notice to the other party as specified herein.

         17. RESTRICTIVE LEGENDS. Promptly, and in any event within five (5) business days after any request is made by or on behalf of Executive to remove any restrictive legends on any vested shares of the Company's stock owned by Executive, the Company shall instruct its stock transfer agent to remove such restrictive legends, except to


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the extent that such vested shares cannot be sold by Executive at the time of such request pursuant to (i) a lock-up agreement entered into by Executive which restricts the transfer of such shares (provided that the Company shall promptly instruct its stock transfer agent to remove such restrictive legends following the expiration of such lock-up period) or (ii) Rule 144 of the Regulations under the Securities Act of 1933; provided that with respect to the portion of such shares (if any) which Executive cannot sell pursuant to subsection (k) of Rule 144, the Company may require such notices, representations and other actions by or from Executive and/or his/her agents as are customarily required and/or reasonably necessary prior to directing the Company's stock transfer agent to remove such restrictive legends therefrom. Solely with respect to this Section 17, reference to Executive shall include reference to Executive's spouse, an immediate family member or other permissible transferee, to the extent such transferee, consistent with applicable law, shall request the removal of any restrictive legends. The Company agrees that any stock certificates issued upon the exercise of options for stock of the Company shall be issued without any restrictions on transfer. The provisions of this Section shall survive any termination or expiration of this Agreement. Notwithstanding the foregoing, the parties agree that (a) the lock-up periods in such agreements, if any, shall expire upon the termination or expiration of this Agreement, provided that, upon the reasonable request of any underwriter of the Company, Executive agrees to consider in good faith the continuation of such lock-up periods in accordance with their terms for a duration not to exceed three (3) months following the termination of employment of Executive pursuant to this Agreement, provided further that all executive officers and directors of the Company are bound by substantially similar agreements, and (b) Executive shall in any event be deemed for purposes of this Agreement to be able to sell pursuant to Rule 144 after three (3) months have elapsed following the termination of employment of Executive pursuant to this Agreement.

         18. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina without reference to its conflict of law provisions, and any legal action brought by the parties related to this Agreement shall be brought in Durham County, North Carolina.

         19. SEVERABILITY. If any provision or part thereof contained in this Agreement shall be invalid or unenforceable under applicable law, that provision or part thereof shall be ineffective to the extent of such invalidity only, without in any way affecting the remainder of this Agreement.

         20. ENTIRE AGREEMENT. This Agreement with attachments constitutes the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes any and all other understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and constitutes the sole and only Agreement between the parties with respect to said subject matter. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied herein, and that no agreement, statement or promise not contained in this Agreement shall be valid or binding or of any force or effect. Notwithstanding the foregoing, Executive will adhere to and honor all obligations to the Company as described in the Proprietary Information and Inventions Agreement dated October 27, 1995, except that the provisions of
Section 3(h) and 3(i) of said agreement are superseded, and any agreement providing for the award of stock options and/or restricted stock to which Executive is a party.

         21. DUPLICATION. If a benefit promised herein is otherwise provided by the terms of a plan or policy sponsored by the Company on account of the same event giving rise to the benefit under this Agreement, nothing herein shall be construed to entitle Executive to duplicate benefits; however, if the terms of this Agreement provide for an enhanced benefit, Executive shall be entitled to the incremental benefit hereunder whether under the plan or policy or by direct payments from the Company.

         22. WITHHOLDING. All payments made hereunder shall be less taxes and applicable withholdings.

         23. GENDER. The use of the masculine gender is for convenience only and shall be deemed to refer to the applicable gender.

         24. SURVIVAL. The provisions of Sections 7 through 26 shall survive the termination of this Agreement and the termination of Executive's employment.

         25. SAVING PROVISION. In the event that, prior to December 31, 2002,
(i) the Company terminates Executive's employment without Cause pursuant to
Section 6(c); or (ii) this Agreement terminates automatically following a Change of Control, for purposes of the provisions of Section 7, this Agreement will be deemed to have continued in effect until December 31, 2002 with the intent of the parties being that Executive shall be paid all amounts and be entitled to all benefits specified in Section 7 as though this Agreement remained in effect until such date. By way of example, if this Agreement were to terminate pursuant to clause (i) above on October 31, 2002, then the Eighteen Month Payment in
Section 7(d)(iii), the COBRA Payment in Section 7(d)(iv) and the one (1) year periods in Sections 7(d)(v), 7(e)(ii), and 7(f)(v), as applicable, would each be extended by a period of two months.

         26. CONFIDENTIALITY. Except with the Company's express prior written consent or as required by law, Executive shall keep the terms of this Agreement, excluding the terms in Sections 1, 2, 10, 11 and 12, strictly confidential, and shall not disclose the terms of this Agreement, excluding Sections 1, 2, 10, 11 and 12, to any persons other than Executive's immediate family and legal and financial advisors, subject to their agreement to keep such terms confidential. If required by law to produce a copy of this Agreement or to make such disclosure, Executive shall give the Company reasonable written notice prior to such production or disclosure and shall cooperate with the Company to limit such disclosure in accordance with applicable law in all reasonable respects. Nothing herein shall be interpreted as otherwise relieving Executive from any applicable fiduciary and confidentiality obligations.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                           TRIANGLE PHARMACEUTICALS, INC.



                           By:  Daniel G. Welch
                              ---------------------------------------------

                           Name:  Daniel G. Welch

                           Authorized Representative



                           EXECUTIVE


                           /s/ Chris A. Rallis                       (SEAL)
                           ------------------------------------------
                           Chris A. Rallis


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